CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 19, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Reports to the Shareholders of Columbia Federal Securities Fund, Variable Series, Columbia International Fund, Variable Series, Columbia Large Cap Value Fund, Variable Series, and Columbia Mid Cap Value Fund, Variable Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

September 27, 2010